                        Triarc Companies, Inc.
                        1155 Perimeter Center West
                        Suite 1200
                        Atlanta, GA 30338

For Immediate Release

CONTACT:          Anne A. Tarbell
(212) 451-3030
www.triarc.com

TRIARC REPORTS FULL YEAR AND FOURTH QUARTER 2007 RESULTS

Arby’s operating profit increases 14% to $109 million due to new unit development, positive franchisee same store sales and steady operating margins

ATLANTA (February 29, 2008) –Triarc Companies, Inc. (NYSE: TRY; TRY.B) announced today the results of operations for its fiscal year and fourth quarter ended December 30, 2007.

Consolidated Highlights

•
Consolidated revenues increased to $1,263.7 million in the 2007 fiscal year ($320.6 million in the 2007 fourth quarter) from $1,243.3 million in the 2006 fiscal year ($332.0 million in the 2006 fourth quarter), primarily reflecting the impact of net additional 103 systemwide restaurants and flat systemwide same-store sales for the 2007 fiscal year and fourth quarter periods, partially offset by a decrease in asset management and related fees.

•
Franchise revenues increased to $87.0 million in the 2007 fiscal year ($24.1 million in the 2007 fourth quarter) compared to $82.0 million in the 2006 fiscal year ($21.0 million in the 2006 fourth quarter), primarily reflecting the impact on franchise revenues of net additional 58 franchised restaurants opened during 2007 as well as an increase in same-store sales for franchisees of 1% for the 2007 fiscal year (2% for the 2007 fourth quarter).

•
Consolidated revenues were negatively impacted by decreases in asset management and related fees of Deerfield & Company, LLC (“Deerfield”).  Deerfield's revenues decreased to $63.3 million in the 2007 fiscal year to the date of the sale ($13.6 million in the 2007 fourth quarter to the date of the sale) from $88.0 million in the full 2006 fiscal year ($39.6 million in the full 2006 fourth quarter) primarily due to decreases in incentive and management fees recognized during 2007.

•
Consolidated operating profit decreased to $19.9 million in the 2007 fiscal year, compared with $44.6 million in the 2006 fiscal year.  This decrease was primarily due to the decline in asset management and related fees and the $82.1 million increase in our facilities relocation and corporate restructuring charges related to the transfer of our corporate headquarters and responsibilities from New York to Atlanta.  The impact of these amounts was partially offset by a $40.2 million gain on the sale of our majority capital interest in Deerfield in December 2007 (the “Deerfield Sale”) and a decrease in general and administrative expense primarily related to the corporate restructuring.  Consolidated operating profit for the fourth quarter increased to $57.9 million in 2007 from $18.7 million in the 2006 fourth quarter primarily as a result of the gain related to the Deerfield Sale.

•
Consolidated earnings (loss) before interest, taxes, depreciation and amortization ("EBITDA") (which we define as operating profit (loss) plus depreciation and amortization, other than amortization of deferred financing costs) decreased to $93.2 million in the 2007 fiscal year ($76.8 million in the 2007 fourth quarter), compared with $110.9 million in the 2006 fiscal year ($40.6 million in the 2006 fourth quarter), primarily due to the decline in asset management and related fees and the increase in corporate restructuring charges partially offset by the gain from the Deerfield Sale and a decrease in general and administrative expense, as discussed above.  The attached table provides the calculation of EBITDA and a reconciliation of EBITDA to our consolidated net income (loss).

•
Consolidated net income was $16.1 million, or $0.16 per share of Class A basic and diluted common stock and $0.18 per share of Class B basic and diluted common stock in the 2007 fiscal year (net income of $33.3 million in the 2007 fourth quarter or $0.33 per share of Class A basic and diluted common stock and $0.37 per share of Class B basic and diluted common stock), compared with a net loss of $(10.9) million, or $(0.13) per share of Class A and Class B basic and diluted common stock in the 2006 fiscal year (net loss of $(2.1) million, or $(0.02) per share of Class A and Class B basic and diluted common stock in the 2006 fourth quarter).

•
Facilities relocation and corporate restructuring charges were $85.4 million in the 2007 fiscal year ($4.2 million in the 2007 fourth quarter) compared with $3.3 million in the 2006 fiscal year (a credit of ($0.5) million in the 2006 fourth quarter). The charges in the 2007 fiscal year principally reflect costs related to negotiated contractual settlements with former executives in connection with the transfer of substantially all of our senior executive responsibilities to the Arby’s Restaurant Group, Inc. (“ARG”) management team in Atlanta.

•
Consolidated interest expense was $61.3 million in the 2007 fiscal year ($15.2 million in the 2007 fourth quarter), compared with $114.1 million in the 2006 fiscal year ($14.0 million in the 2006 fourth quarter).  The 2007 fiscal year decrease principally reflects the effective redemption as of September 29, 2006 of the investment in the Deerfield Opportunities Fund, a multi-strategy hedge fund managed by Deerfield in which the Company had an investment and which employed leverage in its investment strategies.  The increase in the fourth quarter of 2007 represents higher borrowing costs due to changes in base interest rates and an increase in the Company’s level of debt as compared to the fourth quarter of 2006.

•
There were no early extinguishments of debt in the 2007 fiscal year.  As a result, the 2006 fiscal year and fourth quarter charges of $14.1 million and $0.4 million, respectively, did not recur.  Loss on early extinguishments of debt in fiscal 2006 principally related to the write off of previously deferred costs for prepayments of $51.0 million principal amount of our term loans as well as premiums paid to the note holders in connection with the effective conversion of  $172.9 million principal amount of our 5% Convertible Notes due 2023.

•
Consolidated net investment income decreased to $52.2 million in the 2007 fiscal year, compared with $80.2 million in the 2006 fiscal year.  The decrease for the fiscal year periods primarily reflects a $63.4 million decrease in the 2007 fiscal year in interest income resulting from the effective redemption of our investment in the Opportunities Fund discussed above, offset by a $40.8 million increase in the 2007 fiscal year in recognized net gains from the sale of a number of our investments as well as from the transfer of several investments to former executives as part of negotiated contractual settlements.  Consolidated net investment income for the fourth quarter increased to $12.5 million in 2007 from $5.4 million in 2006 primarily as a result of the sale and/or transfer of a number of our investments as described above.

Restaurant Operations Highlights

•	Systemwide same-store sales were flat in both the 2007 fiscal year and the 2007 fourth quarter compared to an increase of 3% in the 2006 fiscal year and 1% for the 2006 fourth quarter.

•
The increase in sales from Company-owned restaurants in the 2007 fiscal year of $40.1 million to $1,113.4 million reflects the addition of 45 net Company-owned restaurants in 2007.  Sales from Company-owned restaurants increased $11.5 million to $282.9 million in the 2007 fourth quarter reflecting the impact of the additional restaurants.  Same-store sales for Company-owned restaurants decreased 2% in both the 2007 fiscal year and 2007 fourth quarter as compared with the same periods in 2006 principally due to lower sales volume caused by a decline in customer traffic.  The decline in traffic is primarily attributable to increased price discounting by other larger quick service restaurants.  The impact of the decline in customer traffic at Company-owned stores was partially offset by the effect of selective price increases that were implemented during late 2006 and during 2007.

•
Franchise revenues increased to $87.0 million in the 2007 fiscal year ($24.1 million in the 2007 fourth quarter), compared with $82.0 million in the 2006 fiscal year ($21.0 million in the 2006 fourth quarter), principally reflecting net 58 franchise location openings in 2007 and an increase in franchisee same-store sales.  Same-store sales for franchised restaurants increased 1% for the 2007 fiscal year and 2% for the 2007 fourth quarter, compared with the same periods in 2006, despite declines in customer traffic. The increases in same-store sales are primarily attributable to the positive impact of selective price increases and incremental marketing and print advertising initiatives.

•
We anticipate positive same-store sales growth for 2008 for both Company-owned and franchised restaurants as a result of (1) a significant increase in national advertising, (2) a strong product and promotional calendar for the year which includes some new product offerings and improvements to existing product offerings as well as additional value offers and (3) a shift in our advertising approach to focus more on the unique qualities and benefits of our food.

•
The gross margin for our Company-owned restaurants was 27% of sales in both the 2007 and 2006 fiscal years and 28% for both the 2007 and 2006 fourth quarters.  Our gross margin was impacted by the effects of (1) the price discounting associated with the introduction of a new value program, (2) increases in the cost of beef and other menu items, (3) increased costs under new distribution contracts that became effective in the third quarter of 2007 and reflect the effects of higher fuel costs and (4) increased labor costs due to the Federal and state minimum wage increases implemented in 2007.  These negative factors were offset by the effects of (1) selective price increases discussed above, (2) decreased beverage costs partially due to the full year effect of increased rebates earned from a new beverage supplier to which we converted during 2006 and (3) ongoing restaurant management controls over food and labor costs.

•
Our restaurant business operating profit increased to $108.7 million in the 2007 fiscal year ($32.0 million in the 2007 fourth quarter) versus $95.3 million in the 2006 fiscal year ($23.3 million in the 2006 fourth quarter).  The increases principally reflect the growth in the number of Company-owned restaurants and the non-recurrence in 2007 of general and administrative costs incurred in 2006 in connection with (1) the integration of RTM Restaurant Group ("RTM"), which was acquired by the Company on July 25, 2005, and (2) severance and related charges in connection with the replacement of several senior restaurant executives in 2006.

•
Depreciation and amortization for our restaurant operations was $59.5 million in the 2007 fiscal year ($16.4 million in the 2007 fourth quarter) compared to $54.6 million in the 2006 fiscal year ($18.1 million in the 2006 fourth quarter).  The increase for the 2007 fiscal year principally reflects the additional depreciation from the addition of 45 net Company-owned restaurants during 2007 partially offset by a $1.8 million decrease in asset impairment charges related to underperforming Company-owned restaurants in the fourth quarter of 2007 as compared to the fourth quarter of 2006.

•
Restaurant business EBITDA was $168.2 million in the 2007 fiscal year ($48.4 million in the 2007 fourth quarter), compared with $149.9 million in the 2006 fiscal year ($41.4 million in the 2006 fourth quarter) primarily reflecting the positive effects of the increase in the number of Company-owned locations, the increase in same-store sales of our franchised restaurants and the reduction in the restaurant business general and administrative costs.  Restaurant business EBITDA is reconciled to consolidated EBITDA which, in turn, is reconciled to consolidated net income (loss), in the attached table.

•
In the 2007 fiscal year, the Arby's system opened 148 new units (53 in the 2007 fourth quarter) and closed 45 (14 in the 2007 fourth quarter) generally underperforming units.  We plan to open 50 new Company-owned units in 2008.  As of December 30, 2007, Arby's had commitments from franchisees to build 386 new units through 2014.

Asset Management Highlights

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On December 21, 2007, in connection with our corporate restructuring, we completed the sale of our 63.6% capital interest in Deerfield, an asset management business, to Deerfield Capital Corp. (the “REIT”).  As noted above, this transaction resulted in an approximate pretax gain of $40.2 million, before minority interests.

•
We accounted for Deerfield as a consolidated subsidiary with a minority interest.  Before the effect of minority interests and the gain we recorded from the Deerfield Sale, for the 2007 fiscal year, Deerfield's reported asset management and related fees, operating profit, depreciation and amortization and EBITDA were $63.3 million, $4.0 million, $9.4 million, $13.3 million, respectively.  For the 2006 fiscal year, those amounts were $88.0 million, $15.8 million, $7.3 million and $23.1 million, respectively.  For the 2007 fourth quarter, those amounts were $13.6 million, $0.1 million, $1.4 million and $1.5 million, respectively, compared with $39.6 million, $11.5 million, $2.7 million and $14.2 million, respectively, in the fourth quarter of 2006.

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The REIT (NYSE: DFR) is now internally managed by Deerfield and invests in real estate-related securities and various other asset classes.  As a result of the Deerfield Sale, Triarc and its subsidiaries currently beneficially own approximately 15% of the REIT’s common stock, consisting of approximately 9.6 million shares of convertible preferred stock received in the Deerfield Sale and approximately 206,000 shares of common stock that we already beneficially owned.

•
In response to unanticipated credit and liquidity events in early 2008, the REIT has repositioned its investment strategy, decreased its leverage and sold securities at a significant loss.  Currently, we are unable to determine the effect of these changes in the REIT’s investment holdings and business strategies on the fair value and carrying value of our various investments in the REIT but will continue to closely monitor to determine whether it will be necessary to record impairment charges in the future.

Corporate Restructuring Update

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The process of consolidating our corporate operations and headquarters in Atlanta, Georgia is expected to be completed in early 2008.  We do not expect to incur a material amount of additional costs related to the corporate restructuring during 2008.

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In 2007, we deferred costs, and we continue to defer additional costs during 2008, in connection with our evaluation of a potential material acquisition of another company in the restaurant industry.  There can be no assurance, however, that this acquisition will occur.

Commenting on corporate developments, Roland Smith, Triarc's Chief Executive Officer, said: "During 2007, we successfully completed our transformation to a ‘pure play’ restaurant company.  As we enter 2008, we look forward to executing on the many opportunities we have to grow Arby’s both organically and through acquisitions.  We will continue to focus on further improving operations, adding new stores and growing customer traffic. Increasing both our national share of voice and the effectiveness of our advertising as well as new product development will also be important areas of focus in 2008.  I am very excited about our future as a ‘pure-play’ restaurant company and look forward to updating our shareholders on our progress.”

Triarc is a holding company and, through its subsidiaries, is currently the franchisor of the Arby's restaurant system which is comprised of approximately 3,700 restaurants, of which, as of December 30, 2007, 1,106 were owned and operated by our subsidiaries.

# # #
Notes and Table To Follow

NOTES TO PRESS RELEASE

1.
In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") in this press release, we present EBITDA because we believe it is a useful supplement to operating profit in understanding and assessing our consolidated results as well as the results of our segments. We also use EBITDA to evaluate our segment performance and allocate resources. Because all companies do not calculate EBITDA or similarly titled financial measures in the same way, those measures may not be consistent with the way we calculate EBITDA. Our presentation of EBITDA is not intended to replace the presentation of our financial results in accordance with GAAP. EBITDA should not be considered as an alternative to operating profit or net income (loss).

2.
Systemwide same-store sales represent sales at all Company-owned and all franchised stores. We believe that reviewing the increase or decrease in systemwide same-store sales compared with the same period in the prior year is useful to investors in analyzing the growth of the Arby's brand and assessing trends in our restaurant operations.

3.	References in this press release to "Company-owned" restaurants include owned and leased restaurants as well as one restaurant managed pursuant to a management agreement.

4.	We define gross margin as the difference between net sales and cost of sales divided by net sales.

5.	There can be no assurance that we will build 50 new Company-owned units during 2008 or that our franchisees will honor their commitments to build 386 new restaurants through 2014.

6.
Certain statements in this press release that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of Triarc Companies, Inc. and its subsidiaries (“Triarc”), and statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates,” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”).  All statements that address operating performance, events or developments that are expected or anticipated to occur in the future, including statements relating to revenue growth, earnings per share growth or statements expressing general optimism about future operating results, are forward-looking statements within the meaning of the Reform Act.  The forward-looking statements contained in this press release are based on our current expectations, speak only as of the date of this release and are susceptible to a number of risks, uncertainties and other factors.  Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  For all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Reform Act.  Many important factors could affect our future results and could cause those results to differ materially from those expressed in or implied by the forward-looking statements contained herein.  Such factors, all of which are difficult or impossible to predict accurately and many of which are beyond our control, include, but are not limited to, the following:

•	competition, including pricing pressures and the potential impact of competitors’ new units on sales by Arby’s restaurants;

•	consumers’ perceptions of the relative quality, variety, affordability and value of the food products we offer;

•	success of operating initiatives;

•	development costs, including real estate and construction costs;

•	advertising and promotional efforts by us and our competitors;

•	consumer awareness of the Arby’s brand;

•	the existence or absence of positive or adverse publicity;

•	new product and concept development by us and our competitors, and market acceptance of such new product offerings and concepts;

•
changes in consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, french fries or other foods or the effects of food-borne illnesses such as “mad cow disease” and avian influenza or “bird flu”;

•	changes in spending patterns and demographic trends, such as the extent to which consumers eat meals away from home;

•	adverse economic conditions, including high unemployment rates, in geographic regions that contain a high concentration of Arby’s restaurants;

•	the business and financial viability of key franchisees;

•	the timely payment of franchisee obligations due to us;

•	availability, location and lease terms of sites for restaurant development by us and our franchisees;

•	the ability of our franchisees to open new restaurants in accordance with their development commitments, including the ability of franchisees to finance restaurant development;

•	delays in opening new restaurants or completing remodels of existing restaurants;

•	the timing and impact of acquisitions and dispositions of restaurants;

•	our ability to successfully integrate acquired restaurant operations;

•	anticipated or unanticipated restaurant closures by us and our franchisees;

•	our ability to identify, attract and retain potential franchisees with sufficient experience and financial resources to develop and operate Arby’s restaurants successfully;

•	changes in business strategy or development plans, and the willingness of our franchisees to participate in our strategies and operating initiatives;

•	business abilities and judgment of our and our franchisees’ management and other personnel;

•	availability of qualified restaurant personnel to us and to our franchisees, and our and our franchisees’ ability to retain such personnel;

•
our ability, if necessary, to secure alternative distribution of supplies of food, equipment and other products to Arby’s restaurants at competitive rates and in adequate amounts, and the potential financial impact of any interruptions in such distribution;

•	changes in commodity (including beef and chicken), labor, supply, distribution and other operating costs;

•	availability and cost of insurance;

•	adverse weather conditions;

•	availability, terms (including changes in interest rates) and effective deployment of capital;

•
changes in legal or self-regulatory requirements, including franchising laws, accounting standards, environmental laws, payment card industry rules, overtime rules, minimum wage rates, government-mandated health benefits and taxation rates;

•	the costs, uncertainties and other effects of legal, environmental and administrative proceedings;

•	the impact of general economic conditions on consumer spending, including a slower consumer economy and the effects of war or terrorist activities;

•	the impact of our continuing investment in Deerfield Capital Corp. following our corporate restructuring; and

•
other risks and uncertainties affecting us and our subsidiaries referred to in our Form 10-K (see especially “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations”) and in our other current and periodic filings with the Securities and Exchange Commission.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us.  We assume no obligation to update any forward-looking statements after the date of  this press release as a result of new information, future events or developments, except as required by federal securities laws.  In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.

Triarc Companies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Fourth Quarter and Fiscal Year Ended December 31, 2006 and December 30, 2007

	Fourth Quarter		Fiscal Year
	2006	2007	2006	2007
	(In thousands except per share amounts) (Unaudited)
Revenues:
Net sales	$271,381	$282,870	$1,073,271	$1,113,436
Franchise revenues	20,976	24,126	82,001	86,981
Asset management and related fees	39,616	13,641	88,006	63,300
	331,973	320,637	1,243,278	1,263,717
Cost and expenses:
Cost of sales, excluding depreciation and amortization	194,609	204,381	778,592	815,180
Cost of services, excluding depreciation and amortization	16,534	5,423	35,277	25,183
Advertising and promotions	18,848	20,328	78,619	79,270
General and administrative, excluding depreciation and amortization	61,626	49,437	235,776	205,375
Depreciation and amortization, excluding amortization of deferred financing costs	21,911	18,909	66,227	73,322
Facilities relocation and corporate restructuring	(469)	4,162	3,273	85,417
Loss on settlement of unfavorable franchise rights	229	263	887	263
Gain on sale of consolidated business	-	(40,193)	-	(40,193)
	313,288	262,710	1,198,651	1,243,817
Operating profit	18,685	57,927	44,627	19,900
Interest expense	(14,040)	(15,166)	(114,088)	(61,331)
Loss on early extinguishment of debt	(411)	-	(14,082)	-
Investment income, net	5,431	12,511	80,198	52,201
Gain (loss) on sale of unconsolidated business	1,722	(2,872)	3,981	(314)
Other income (expense), net	(1,056)	(4,348)	4,696	(1,042)
Income from continuing operations before income taxes and minority interests	10,331	48,052	5,332	9,414
(Provision for) benefit from income taxes	(7,749)	(16,034)	(4,612)	8,354
Minority interests in income (loss) of consolidated subsidiaries	(4,849)	150	(11,523)	(2,682)
Income (loss) from continuing operations	(2,267)	32,168	(10,803)	15,086
Income (loss) from discontinued operations	183	1,144	(129)	995
Net income (loss)	$(2,084)	$33,312	$(10,932)	$16,081
EBITDA (a)	$40,596	$76,836	$110,854	$93,222
Basic and diluted income (loss) per share:
Class A common stock:
Continuing operations	$(0.02)	$0.32	$(0.13)	$0.15
Discontinued operations	-	0.01	-	0.01
Net income (loss)	$(0.02)	$0.33	$(0.13)	$0.16

Class B common stock:
Continuing operations	$(0.02)	$0.36	$(0.13)	$0.17
Discontinued operations	-	0.01	-	0.01
Net income (loss)	$(0.02)	$0.37	$(0.13)	$0.18

Shares used to calculate income (loss) per share (b):
Class A common stock
Basic	27,942	28,883	27,301	28,836
Diluted	27,942	28,936	27,301	28,965
Class B common stock
Basic	60,905	63,658	59,343	63,523
Diluted	60,905	64,032	59,343	64,282

(a)	The calculation of EBITDA by segment and a reconciliation of consolidated EBITDA to net income (loss) as follows:

	Fourth Quarter		Fiscal Year
	2006	2007	2006	2007
	(In thousands except per share amounts) (Unaudited)
Operating profit (loss):
Restaurants	$23,295	$31,998	$95,345	$108,672
Asset management (c)	11,498	40,277	15,833	44,154
General corporate	(16,108)	(14,348)	(66,551)	(132,926)
Consolidated operating profit	18,685	57,927	44,627	19,900

Plus: depreciation and amortization, excluding amortization of deferred financing costs:
Restaurants	18,112	16,386	54,567	59,532
Asset management	2,689	1,369	7,317	9,373
General corporate	1,110	1,154	4,343	4,417
Consolidated depreciation and amortization, excluding amortization of deferred financing costs	21,911	18,909	66,227	73,322

EBITDA:
Restaurants	41,407	48,384	149,912	168,204
Asset management (c)	14,187	41,646	23,150	53,527
General corporate	(14,998)	(13,194)	(62,208)	(128,509)
Consolidated EBITDA	40,596	76,836	110,854	93,222
Depreciation and amortization, excluding amortization of deferred financing costs	(21,911)	(18,909)	(66,227)	(73,322)
Interest expense	(14,040)	(15,166)	(114,088)	(61,331)
Loss on early extinguishment of debt	(411)	-	(14,082)	-
Investment income, net	5,431	12,511	80,198	52,201
Gain (loss) on sale of unconsolidated business	1,722	(2,872)	3,981	(314)
Other income (loss), net	(1,056)	(4,348)	4,696	(1,042)
Income from continuing operations before income taxes and minority interests	10,331	48,052	5,332	9,414
(Provision for) benefit from income taxes	(7,749)	(16,034)	(4,612)	8,354
Minority interests in income (loss) of consolidated subsidiaries	(4,849)	150	(11,523)	(2,682)
Income (loss) from continuing operations	(2,267)	32,168	(10,803)	15,086
Income (loss) from discontinued operations	183	1,144	(129)	995
Net income (loss)	$(2,084)	$33,312	$(10,932)	$16,081

(b)
The shares used to calculate diluted loss per share for 2006 are the same as those used to calculate basic loss per share for all periods presented since there was a loss from continuing operations and, therefore, the effects of all potentially dilutive securities on the loss from continuing operations per share would have been antidilutive.  As there is income from continuing operations for the full 2007 fiscal year, the number of shares used to calculate diluted income per shares includes the potential common share effect on each class of dilutive stock options and of the Class B restricted shares, computed on the treasury stock method.

(c)	The Operating profit and EBITDA of the Asset management segment for the 2007 fourth quarter and the 2007 fiscal year includes the $40,193 gain on the Deerfield Sale.